Exhibit 99.1

NEWS RELEASE: March 2, 2004	Contact:	Heather Beshears Vice President, Corporate Communications Duraswitch Industries, Inc. Tel: 480.586.3357 heather@duraswitch.com

DURASWITCH ANNOUNCES FOURTH QUARTER AND YEAR-END 2003 RESULTS

PHOENIX, Ariz. (March 2, 2004) – Duraswitch (NASDAQ: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter and year-ended Dec. 31, 2003.

Highlights for the year:
•	41% decrease in operating expenses and 46% reduction in net loss for 2003 vs. 2002
•	Eight new licensee partners announced in 2003
•	88% increase in the number design reviews in 2003 over prior year
•	Year-end cash position of $4.3 million, with no debt, will be bolstered by Delphi $1 million guaranteed minimum royalty payment due in 2004, with an additional $11 million due in the subsequent three years

Duraswitch reported a net loss of $2.6 million, or $0.27 per share, for the year ended Dec. 31, 2003 compared to a net loss of $4.7 million, or $0.49 per share, during fiscal 2002. Revenue during 2003 included $760,000 in licensing revenue, generating a gross profit of $657,000. During the comparable period in fiscal 2002, revenue included $747,000 in licensing revenue and $25,000 in product revenue, generating a gross profit of $616,000.

For the fourth quarter of 2003, Duraswitch reported a net loss of $529,000 or $0.06 per share, compared to a net loss of $1.2 million, or $0.12 per share, during the fourth quarter period of fiscal 2002. Revenue for the fourth quarter of fiscal 2003 included $247,000 in licensing revenue, generating a gross profit of $205,000. Revenue for the fourth quarter of fiscal 2002 included $175,000 in licensing revenue, generating a gross profit of $85,000.

Gross profit increased to 86% for fiscal 2003 versus 80% in 2002. Margins vary depending on the mix of different technologies used by licensees. Duraswitch receives a per-switch royalty as licensees use Duraswitch technologies in their customers’ products. Licensing revenue recognized as a result of deferred revenue received in 2000 from an exclusive agreement with Delphi made up 54% of revenue in 2003. The majority of non-exclusive revenue was related to royalties from our PushGate® pushbutton technology and was generated through 21 different licensees.

Operating expenses for the quarter ended Dec. 31, 2003 were $743,000, a 41% reduction from the same period in 2002. Operating expenses decreased 41% to $3,217,000 during fiscal 2003 from $5,473,000 in 2002. The decrease was primarily a result of cost-cutting initiatives which were implemented in 2002 and continued in the first half of 2003. Operating expenses for the second half of 2003 were $1.4 million, with a net loss of $1.0 million. The cost-cutting initiatives consisted primarily of reductions in personnel. Duraswitch’s cash position at Dec. 31, 2003 was $4.3 million and the company has no debt.

Duraswitch CEO, Bob Brilon said, “The full effect of our cost cutting measures was apparent in the latter half of fiscal 2003. Our licensing model has enabled us to create a lean organization, focused on commercialization of our patented technologies.”

“At the same time, revenues for 2004 will be significantly increased by Delphi Corp., who has a guaranteed $12 million minimum royalty agreement with our company. The first payment of $1 million is earned as of June 30, 2004, and is due July 1, 2004. Payments of $2 million, $3 million and $6 million will be earned as of June 30 in years 2005-2007. With operating costs significantly reduced, these royalties alone push us rapidly approaching profitability,” Brilon added. “We are relying on this guaranteed royalty as a base. The tipping point for profitability will be determined by how quickly our other licensees are able to ramp production and win additional designs using our technologies. The pipeline for designs through our licensees accelerated in 2003, giving us confidence that our licensees are continuing to build their Duraswitch technology business.”

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Duraswitch Fourth Quarter and Year-End 2003 Results — 2

Duraswitch licensees continued their record pace of design reviews in 2003, with 96 designs versus 51 in 2002. Design reviews submitted by licensees are generally the step before a project goes to prototype with potential production following. Licensees show penetration in new markets, follow-on business with current customers, and have demonstrated design wins with thiNcoder® and MagnaMouse™ Duraswitch technologies. Not all design wins have gone into production as of year end. PushGate has been designed into a wide range of new applications including medical equipment, commercial appliances, industrial controls and communications equipment. Use of recently released technologies, including the thiNcoder, MagnaMouse and unique constructions in the PushGate line such as the High Impact and Large Key, has been a key driver for new business. These technologies offer significant benefits over other types of switches.

Brilon continued, “Design reviews in fiscal 2003 came through existing licensees. We also welcomed eight new licensees during fiscal 2003. We expanded our reach in Europe through Siemens, Rafi, Danielson and OXI. We are very excited to open new markets in Asia through Printec and Ishii Hyoki, as well as Russia through Elcom. In the United States, Advanced Input Devices, a sister company to licensee, Memtron Input Components, and subsidiary of parent Esterline brings further expertise in complete control panel systems. All of these new partners are growing in their knowledge of Duraswitch’s advantages and value proposition, and we believe will be strong advocates for our technologies.”

“We continue to show success on the underlying metrics that will make Duraswitch successful. Going forward, our operating expenses are significantly reduced and we will leverage the sales, manufacturing and engineering strengths of our partners. We have $12 million in minimum guaranteed royalties from Delphi in the next four years. Current licensees show continued success in winning business with our technologies. We continue to build our network of licensees and strategic partners. These partners also enable us to continue to bring new technology developments to market, such as the recently introduced PushFlex,” Brilon concluded.

About Duraswitch
Duraswitch is an innovator in the design and development of electronic switch technologies. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities to commercialize the technology for a wide range of applications.

Duraswitch technology provides solutions to challenges faced with traditional switch technologies such as the ability to integrate multiple switch types in flat-panel and slim-profile designs, high durability and reliability, sealability against harsh environments, multiple customization options and ergonomic, user-friendly interface. Applications using Duraswitch technologies today include medical devices, consumer electronics, security systems, point-of-sale, and industrial controls.

Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding our licensees’ ability to successfully market and manufacture products using our technologies, the potential for our technologies in key markets, anticipated cost savings, our estimation of the benefits derived from the company’s organizational reductions, our ability to drive high-volume applications resulting in top-line growth, and the opportunities for research and development with our partner companies. Risks and uncertainties that could cause results of operations to differ materially from those projected include Delphi’s non-performance under their exclusive license agreement, lack of market acceptance of our products, underestimating the amount of licensing revenue required to cover our operating expenses, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses and other uncertainties, as described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2002. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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DURASWITCH INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
NET REVENUE:
Licensing	$759,912	$747,494	$835,541
Product	—	24,675	149,771

Total net revenue	759,912	772,169	985,312
COST OF GOODS SOLD:
Licensing	103,304	156,406	100,540
Product	—	—	156,298

Total cost of goods sold	103,304	156,406	256,838

Gross profit	656,608	615,763	728,474

OPERATING EXPENSES:
Selling, general and administrative	2,299,750	2,857,609	3,899,652
Research and development	917,610	2,614,905	2,773,221

Total operating expenses	3,217,360	5,472,514	6,672,873

LOSS FROM OPERATIONS	(2,560,752)	(4,856,751)	(5,944,399)
OTHER INCOME – Net	10,191	150,699	554,245

NET LOSS	$(2,550,561)	$(4,706,052)	$(5,390,154)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.27)	$(0.49)	$(0.57)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,591,090	9,532,463	9,443,313

CONDENSED CONSOLIDATED BALANCE SHEET DATA DECEMBER 31, 2003 AND 2002

	2003	2002

Cash and cash equivalents	$4,256,978	$7,036,959
Total assets	6,243,304	9,502,129
Long-term debt, net of current portion	—	8,213
Total stockholders’ equity	$4,372,995	$6,857,333